The Chubb Corporation

_________________

By-Laws

As Amended to December 1, 2002

Incorporated under the Laws of the State of New Jersey

ADMINISTRATIVE OFFICES
15 Mountain View Road, P.O. Box 1615
Warren, N.J. 07061-1615

THE CHUBB CORPORATION

By-Laws

Index

ARTICLE I Meetings of Shareholders	1
1. Location	1
2. Annual Meetings	1
3. Special Meetings	1
4. Notice of Meetings	1
5. Quorum	1
6. Voting; Proxies	2
7. Organization	2
8. Fixing Date for Determination of Shareholders of Record	2
9. Solicitation Procedures	3
10. Notice of Shareholder Proposals and Shareholder Business	3
ARTICLE II Board of Directors	6
1. Responsibility and Number	6
2. Election; Removal	6
3. Vacancies	6
4. Regular Meetings	6
5. Special Meetings	6
6. Chairman of the Board	7
7. Organization	7
8. Action without Meeting	7
9. Compensation of Directors	7
ARTICLE III Committees	7
1. Committees of the Board of Directors	7
2. Procedure; Quorum	8
3. Executive Committee	8

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4. Finance Committee	9
5. Pension & Profit Sharing Committee	9
6. Other Standing Committees	9
7. Vacancies; Alternates	9
8. Reports to the Board of Directors	9
9. Independence	9
ARTICLE IV Officers	10
1. Elected Officers	10
2. Appointed Officers	10
3. Term of Office	10
4. Vacancies	10
5. Duties and Responsibilities	10
ARTICLE V Capital Stock	12
1. Stock Certificates	12
2. Transfer of Shares	12
3. Lost, Stolen or Destroyed Certificates	12
4. Record Holders	12
ARTICLE VI Investments and Moneys	13
1. Authority to Invest	13
2. Safekeeping of Investment Securities	13
3. Signatory Authority	13
4. Deposit of Moneys	13
5. Exercise of Voting Rights on Investment Securities	14
ARTICLE VII Miscellaneous	14
1. Fiscal Year	14
2. Notices	14
3. Waiver of Notice	14
4. Loans	14
5. Offices	15
6. Seal	15
ARTICLE VIII Emergency By-Laws	15
ARTICLE IX Amendment	16

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THE CHUBB CORPORATION

By-Laws

ARTICLE I Meetings of Shareholders

1. Location

Meetings of the shareholders of the Corporation shall be held at such places in the State of New Jersey or at such other place as may from time to time be designated by the Board of Directors and stated in the Notice of Meeting.

2. Annual Meetings

The Annual Meeting of the Shareholders of the Corporation shall be held on such date and at such time as shall be designated by the Board of Directors and as stated in the Notice of Meeting, for the election of directors and for the transaction of such other business as may be brought before the meeting. Any business which may properly be brought before a meeting of the shareholders may be considered and transacted at the Annual Meeting.

3. Special Meetings

Special meetings of the shareholders may be called on the order of the Chairman of the Board, of the President and Chief Executive Officer, of the Chairman of the Corporate Governance & Nominating Committee, or of a majority of the Board of Directors, or at the request of the holder or holders of fifty percent or more of the issued and outstanding Common Stock of the Corporation.

4. Notice of Meetings

Written notice of all meetings of the shareholders shall be mailed to or delivered to each shareholder by the Corporation, not less than ten nor more than sixty days prior to the meeting. Notice of any special meeting shall state in general terms the purposes for which the meeting is to be held.

5. Quorum

The holders of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders; but, if there be less than a quorum, the chairman of the meeting or the holders of a majority of the stock so present or represented may adjourn the meeting from time to time.

6. Voting; Proxies

At all meetings of the shareholders, every registered owner of shares entitled to vote thereat may vote in person or proxy and shall have one vote for each such share standing in his name on the books of the Corporation. Elections of directors need not be by ballot.

7. Organization

The Chairman of the Board, or in the absence of the Chairman of the Board, the President and Chief Executive Officer, or in the absence of the President and Chief Executive Officer, the Chairman of the Corporate Governance & Nominating Committee shall preside at all meetings of the shareholders; and, in the absence of all the foregoing persons, the shareholders present shall elect a chairman by a plurality vote.

The chairman presiding at any meeting of shareholders shall have the power to appoint two or more persons to act as inspectors or tellers to receive, canvass and report the votes cast by the shareholders at such meeting; but no candidate for the office of director shall be appointed as inspector or teller at any meeting for the election of directors.

The Secretary of the Corporation shall act as secretary of all meetings of the shareholders; and in the absence of the Secretary, the chairman presiding at the meeting shall appoint a person to act as secretary of the meeting.

8. Fixing Date for Determination of Shareholders of Record

In order that the Corporation may determine the shareholders entitled: (a) to notice of or to vote at any meeting of shareholders or adjournment thereof; (b) to give a written consent to any corporate action without a meeting; or (c) to receive payment of any dividend or other distribution or allotment of any rights, the Board of Directors may fix a record date and, in such case, only shareholders of record on the date so fixed shall be entitled to such notice of and to vote at such meetings, or to give a written consent, receive payment of such dividends or other distribution or allotment of any rights, as the case may be, and notwithstanding any transfer of any stock on the books of the Corporation after any such record date as fixed as aforesaid.

The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (a) in the case of determination of shareholders entitled to vote at any meeting of shareholders or adjournment thereof, shall not be more than sixty nor less than ten days before the date of such meeting; (b) in the case of determination of shareholders entitled to give consent to corporate action in writing without a meeting, shall be not more than sixty days before the date fixed for tabulation of the consents; and (c) in the case of any other action, shall be not more than sixty days prior to such other action.

If no record date is fixed by the Board of Directors, (a) the record date for a shareholders’ meeting shall be the close of business on the day next preceding the day on which notice is given, or, if no notice is given, the day next preceding the day on which the meeting is held; (b) the record date for determining shareholders for any purpose other than that specified in (a) above or (c) below shall be at the close of business on the day on which the resolution of the Board of Directors relating thereto is adopted; and (c) the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the New Jersey Business Corporation Act, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to the Secretary of the Corporation at the principal executive offices of the Corporation. When a determination of shareholders of record for a shareholders’ meeting has been made as provided in this By-Law, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.

9. Solicitation Procedures

Any shareholder desiring to solicit written consents of shareholders to any corporate action without a meeting or to call a special meeting of the shareholders shall deliver a notice thereof in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not less than sixty nor more than ninety days prior to the date on which such shareholder intends to first solicit any such written consent or desires a special meeting of the shareholders be called. Such notice shall, in the case of a shareholder desiring to solicit written consents of shareholders, set forth (a) a brief description of the corporate action for which such shareholder intends to solicit written consents and (b) whether or not such a shareholder intends to solicit written consents to such action from all shareholders who would have been or would be entitled to vote at a meeting called to take such action and, in the case of a shareholder or shareholders desiring a special meeting of the shareholders be called, shall contain the information required by the final sentence of Section 10(a)(ii) of this Article I with respect to the item or items to be brought before the special meeting of the shareholders which is desired to be called. Upon receipt of such notice, the Board of Directors may fix the record date and the tabulation date (which such tabulation date may be up to sixty days after the record date) referred to in Section 8 of this Article I with respect to shareholders entitled to give consent to corporate action in writing without a meeting or the record date with respect to the shareholders entitled to consent to the call of a special meeting of the shareholders, as the case may be.

10. Notice of Shareholder Proposals and Shareholder Business

     (a)  (i) The proposal of business by a shareholder to be considered at an Annual Meeting of Shareholders, which proposal is not in the form of a proposal requested by such shareholder to be included pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) in the Corporation’s proxy statement for such Annual Meeting, and/or nominations of persons for election to the Board of Directors of the

Corporation at an Annual Meeting of Shareholders may be made by a shareholder who was a shareholder of record at the time of giving of notice provided for in Section 10(a)(ii) of this Article I, who is entitled to vote at such Annual Meeting and who has complied with the notice procedures set forth in said Section 10(a)(ii).

     (ii)  For any such business and/or nominations to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety nor more than one hundred twenty days prior to the first anniversary of the preceding year’s Annual Meeting; provided however, that in the event that the date of the Annual Meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the shareholder to be timely shall be so delivered not less than ninety days nor more than one hundred twenty days prior to such Annual Meeting or ten days following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an Annual Meeting commence a new time period for the giving of a shareholder’s notice as described above. To be properly submitted, such shareholder’s notice shall set forth (A) as to any such business that the shareholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, any material interest of such shareholder in such business and the beneficial owner, if any, on whose behalf the proposal is made; (B) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected); and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf of the proposal or nomination is made (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

     (iii)  Notwithstanding anything in Section 10(a)(ii) of this Article I to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is to be increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board of Directors made by the Corporation at least one hundred days prior to the first anniversary of the preceding year’s Annual Meeting, a shareholder’s notice required under Section 10(a) (ii) of this Article I shall also be considered timely, but only with respect to nominees for any new positions created by such increase in the number of directors, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ten days following the day on which such public announcement is first made by the Corporation.

     (b)  Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s Notice of Meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Section 10(b) of this Article I and including the information provided for in clauses (B) and (C) of the final sentence of Section 10(a)(ii) of this Article I, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 10(b) and including the information provided for in clauses (B) and (C) of the final sentence of Section 10(a)(ii) of this Article I. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more persons to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s Notice of Meeting if the shareholder’s notice required by this Section 10(b) and including the information provided for in clauses (B) and (C) of the final sentence of Section 10(a)(ii) of this Article I shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety days nor more than one hundred twenty days prior to such special meeting or ten days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

     (c)  Except as otherwise provided by applicable law, the chairman of the meeting shall have the authority to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed (as the case may be) in accordance with the procedures set forth in this Section 10 of this Article I, and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded and, in such event, any such defective proposal or nomination shall be disregarded.

     (d)  For purposes of this Section 10 of Article I, a “public announcement” shall mean disclosure in a press release issued by the Corporation and reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (e)  In addition to the requirements of the foregoing provisions of this Section 10 of Article I, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule l4a-8 under the Exchange Act or (ii) of holders of any series of preferred stock to elect directors under an applicable preferred stock designation as set forth in the

Corporation’s Certificate of Incorporation, as may be amended and/or restated from time to time.

ARTICLE II Board of Directors

1. Responsibility and Number

The property, business and affairs of the Corporation shall be managed and controlled by its Board of Directors. The number of directors shall be such number, not less than seven nor more than 20, as shall be fixed from time to time by the Board of Directors. Directors need not be residents of the State of New Jersey.

2. Election; Removal

At each Annual Meeting the shareholders shall elect the number of directors as fixed by the Board of Directors and such directors shall hold office until the next Annual Meeting and until their successors are elected and qualify. Any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at any meeting at which a quorum is present.

3. Vacancies

Any director may resign at any time upon written notice to the Chairman of the Board or to the Secretary. Whenever any vacancy shall occur in the Board of Directors, by reason of death, resignation or increase in the number of directors or otherwise, it shall be filled by a majority of the remaining directors, though less than a quorum, until the next annual meeting of shareholders and until a successor is elected and qualified.

4. Regular Meetings

Regular meetings of the Board of Directors shall be held at least quarterly on such days and at such locations (inside or outside of the State of New Jersey) as may from time to time be designated by the Chairman of the Board. Written notice of regular meetings of the Board of Directors shall be given to each director at least 24 hours before the meeting.

5. Special Meetings

Special meetings of the Board of Directors may be called by order of the Chairman of the Board, of the President and Chief Executive Officer, of the Chairman of the Corporate Governance & Nominating Committee or by a majority of the directors at the time in office. The Secretary shall give notice of each special meeting by mailing the same at least two days before the meeting or by telephoning, or by e-mailing or by transmitting a facsimile of the same at least 24 hours before the meeting to each director.

6. Chairman of the Board

The Board of Directors shall annually elect one of its members to be Chairman of the Board and shall fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board of Directors shall determine. The Chairman of the Board may, but need not, be an officer of or employed in an executive or any other capacity by the Corporation. If the Board of Directors elects a Chairman of the Board who is not employed in an executive or any other capacity by the Corporation, the Board of Directors retains the right to determine that such a non-executive Chairman of the Board is an independent director.

7. Organization

At meetings of the Board of Directors, the Chairman of the Board, or in the absence of the Chairman of the Board, the President and Chief Executive Officer, or in the absence of the President and Chief Executive Officer, the Chairman of the Corporate Governance & Nominating Committee, shall preside. The attendance of a majority of the directors then in office shall be necessary to constitute a quorum for the transaction of business, but less than a quorum may adjourn any meeting from time to time until a quorum shall be present, whereupon the meeting may be held, as adjourned, without further notice.

8. Action without Meeting

Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors, may be taken without a meeting if, prior or subsequent to the action, all members of the Board of Directors consent thereto in writing and the written consents are filed with the minutes of the proceedings of the Board of Directors. Such consent shall have the same effect as a unanimous vote of the Board of Directors for all purposes.

9. Compensation of Directors

The directors shall receive such compensation for their services as directors as may be prescribed by the Board of Directors and shall be reimbursed by the Corporation for ordinary and reasonable expense incurred in the performance of their duties.

ARTICLE III Committees

1. Committees of the Board of Directors

The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, consisting of one or more of the directors of the

Corporation, to be committees of the Board. All committees of the Board may authorize the seal of the Corporation to be affixed to any papers that may require it.

The following committees shall be standing committees of the Board: the Executive Committee, the Audit Committee, the Organization & Compensation Committee, the Corporate Governance & Nominating Committee, the Finance Committee and the Pension & Profit Sharing Committee. The Board of Directors may appoint other committees, which shall have such powers and perform such duties as from time to time may be prescribed by the Board of Directors. Each committee may, by resolution passed by a majority of the whole committee, designate one or more subcommittees, consisting of one or more of the members of such committee, to be subcommittees of the committee, with such portion of the powers and duties of such committee as it may deem appropriate.

2. Procedure; Quorum

Except to the extent otherwise provided in these By-Laws or any resolution of the Board of Directors, each committee of the Board (including any subcommittee) may fix its own rules of procedure.

The members necessary to constitute a quorum of any committee of the Board (including any subcommittee) shall be a majority of the members thereof, or such larger number as shall be set forth in these By-Laws or as shall be determined from time to time by resolution of the Board, the Corporate Governance & Nominating Committee or such committee (or subcommittee). The vote of a majority of the members present at a meeting of a committee of the Board (including any subcommittee) at which meeting a quorum is present shall be the act of the committee (or subcommittee) unless the Certificate of Incorporation, these By-Laws or a resolution of the Board, the Corporate Governance & Nominating Committee or such committee (or subcommittee) shall require the vote of a greater number.

Special meetings of any committee of the Board (or subcommittee) may be called at any time at the request of the Chairman of the Board, the chairman of the committee (or subcommittee) or the majority of the members of the committee (or subcommittee).

Any action required or permitted to be taken pursuant to authorization voted at a meeting of any committee (or subcommittee) of the Board, may be taken without a meeting if, prior or subsequent to the action, all members of such committee (or subcommittee) consent thereto in writing and the written consents are filed with the minutes of the proceedings of such committee (or subcommittee). Such consent shall have the same effect as a unanimous vote of such committee (or subcommittee) for all purposes.

3. Executive Committee

There shall be an Executive Committee consisting of the Chairman of the Board, the President and Chief Executive Officer, the chairmen of each of the Audit Committee, the

Corporate Governance & Nominating Committee and the Organization & Compensation Committee, and such other directors, to be appointed by the Board of Directors, which committee shall have authority to exercise, so far as may be permitted by law, all the powers of the Board of Directors in the management of the business, property and affairs of the Corporation during the intervals between the meetings of the Board of Directors.

4. Finance Committee

There shall be a Finance Committee consisting of the President and Chief Executive Officer, and not less than two nor more than seven other directors to be appointed by the Board of Directors, which committee shall have authority to oversee the investment of funds and the purchase and sale of investment securities by the Corporation.

5. Pension & Profit Sharing Committee

There shall be a Pension & Profit Sharing Committee, whose members shall be the non-employee-director members of the Finance Committee. The Pension & Profit Sharing Committee shall regularly review the Corporation’s retirement and benefit plans.

6. Other Standing Committees

The Audit Committee, the Organization & Compensation Committee, the Corporate Governance & Nominating Committee shall each have such responsibilities and procedures as are set forth in their respective Charters as the same may be modified from time to time by the Board of Directors.

7. Vacancies; Alternates

The Board of Directors shall have the power to fill vacancies in, to change the membership of, or to dissolve any committee, and to appoint alternate members of any committee. Directors appointed as alternate members of any committee shall act in the absence or disability of members of that committee with all of the powers of such absent or disabled members and shall serve on such committee in the order established by resolution adopted by a majority of the Board of Directors.

8. Reports to the Board of Directors

Action taken by any committee shall be reported at the meeting of the Board of Directors next succeeding such action, except that, when such meeting of the Board of Directors is held within two days after such action, such report, if not made at the first meeting, shall be made to the Board of Directors at its second meeting following such committee action.

9. Independence

In no event may an officer of the Corporation or any of its subsidiaries serve as a member or as an alternate member of the Audit Committee, the Organization & Compensation Committee, the Corporate Governance & Nominating Committee or the Pension & Profit Sharing Committee.

ARTICLE IV Officers

1. Elected Officers

The elected officers of the Corporation shall be a President and Chief Executive Officer, one or more Vice Chairmen, one or more Vice Presidents, a Treasurer and a Secretary. The Board of Directors may designate Vice Presidents as Executive or Senior Vice Presidents and may elect from time to time such other officers as it considers necessary, each of whom shall hold office for such period, have such authority, and perform such duties as the Board of Directors may from time to time determine. A person may hold any number of offices.

2. Appointed Officers

The President and Chief Executive Officer may appoint as officers of the Corporation such Assistant, Associate, Regional or Resident Officers and such other subordinate officers as the President and Chief Executive Officer may deem proper, and shall specify the authority of and the duties to be performed by such officers, and may remove them at any time with or without cause.

3. Term of Office

The elected officers shall be chosen annually by the Board of Directors. The term of office of all elected officers shall be for one year or until their respective successors are duly chosen and qualified, but any elected officer may be removed, with or without cause, at any time by the Board of Directors.

4. Vacancies

Any vacancy in an office from any cause may be filled for the unexpired portion of the term by the Board of Directors or, with respect to any elected officer other than the President and Chief Executive Officer, may be filled for the unexpired portion of the term by the President and Chief Executive Officer.

5. Duties and Responsibilities

     (a) The President and Chief Executive Officer of the Corporation shall exercise general supervision of the management of its business and shall be responsible for the development of its policies and their execution. The President and Chief Executive Officer shall, in general, perform such duties as may be assigned to him or her by the Board of Directors.

     (b)  Each Vice Chairman, if any, shall have such powers and perform such duties as the Board of Directors or the President and Chief Executive Officer may delegate to him or her.

     (c)  Each Vice President shall have such powers and perform such duties as the Board of Directors or the President and Chief Executive Officer may from time to time prescribe.

     (d)  Any Vice Chairman designated as Chief Operating Officer or, if none is so designated, any of the Vice Chairmen in the order of priority designated by the President and Chief Executive Officer or the Board of Directors shall exercise the functions of the President and Chief Executive Officer in his or her absence.

     (e)  The Treasurer shall have the custody and care of all the funds and securities of the Corporation, and shall deposit all funds to the credit of the Corporation in such institution or institutions as the Board of Directors may designate; the Treasurer or an Assistant Treasurer or such other officer or officers or appointee or appointees as may be authorized by the Board of Directors shall endorse all instruments or documents requiring endorsement for or on behalf of the Corporation; the Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors; the Treasurer shall have such other powers and perform such other duties as the Board of Directors or the President and Chief Executive Officer may from time to time prescribe or as may be prescribed by these By-Laws; and the Treasurer may be required by the Board of Directors to give security for the faithful discharge of his duties.

     (f)  The Secretary shall keep the minutes of all meetings of the Board of Directors and of the shareholders, and shall attend to the giving of proper notices to directors and shareholders; the Secretary may sign, with the President and Chief Executive Officer or a Vice Chairman, Executive or Senior Vice President or any authorized Vice President, all authorized contracts, instruments or documents in the name of the Corporation; the Secretary shall be the custodian of the seal of the Corporation and shall attest such seal when required; the Secretary shall perform all the duties incident to the office of Secretary, subject to the control of the Board of Directors; and the Secretary shall have such other powers and perform such other duties as the Board of Directors or the President and Chief Executive Officer may from time to time prescribe or as may be prescribed by these By-Laws.

     (g)  In case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in his or her place during such period of absence or disability, the Board of Directors may from time to time delegate the powers and duties of such officer to any other officer, or any director, or any other person whom it may select.

ARTICLE V Capital Stock

1. Stock Certificates

Certificates for stock of the Corporation shall be in such form as the Board of Directors may from time to time prescribe and as may be required by New Jersey law. Certificates for stock of the Corporation shall be signed by the President and Chief Executive Officer or a Vice President (including any Executive or Senior Vice Presidents) and countersigned by the Treasurer or an Assistant Treasurer, the Secretary or an Assistant Secretary. The shares of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate representing the number of shares registered in certificate form.

2. Transfer of Shares

     Shares of capital stock of the Corporation shall be transferable on the books of the Corporation only by the holder of record thereof in person or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares.

3. Lost, Stolen or Destroyed Certificates

In case any certificate for the capital stock of the Corporation shall be lost, stolen or destroyed, the Corporation as a condition precedent to the issuance of a new certificate in place thereof, may require such proof of the fact and such indemnity to be given to it as shall be deemed necessary or advisable by it.

4. Record Holders

The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI Investments and Moneys

1. Authority to Invest

Investment of the funds of the Corporation and the purchase and sale of investment securities by the Corporation shall be made only as authorized or approved by the Board of Directors or the Executive Committee or the Finance Committee or by some other committee appointed by the Board of Directors and charged with the duty of supervising or making such investments, purchases and sales.

2. Safekeeping of Investment Securities

Securities representing the invested funds of the Corporation shall be placed for safekeeping in safe deposit vaults in the name of the Corporation, or pursuant to a custodian account, in such Banks, Trust or Safe Deposit Companies as shall be approved by the Board of Directors or the Executive Committee. Access to the vaults shall be in accordance with procedure approved by resolution of the Board of Directors or the Executive Committee and such resolution shall be effective upon a copy thereof being lodged with the Bank, Trust or Safe Deposit Company in which the securities are lodged.

In the event that the Board of Directors shall determine to establish a custodian account with a Bank or Trust Company and shall provide that all or any part of the securities now or hereafter representing the invested funds of the Corporation shall be delivered to such Bank or Trust Company approved by the Board of Directors or the Executive Committee, then and in that event such Bank or Trust Company shall hold such securities so delivered in the custodian account in accordance with the procedure and under the authority of the resolution approved by the Board of Directors or the Executive Committee.

3. Signatory Authority

Any two of the following: the President and Chief Executive Officer, any Vice Chairman, or any Vice President acting jointly, or any one of them acting jointly with any Vice President or the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer, is authorized and empowered to sell, assign, exchange and transfer any and all shares of stock, bonds and other securities owned by or standing in the name of the Corporation, and to make, execute and deliver in the name and as the act of the Corporation under its corporate seal any and all instruments in writing necessary or proper to carry such sales, assignments, exchanges and transfers into effect.

4. Deposit of Moneys

Money received by the Corporation may be deposited to its credit in such Trust Companies or Banks as the Board of Directors or the Executive Committee may designate.

5. Exercise of Voting Rights on Investment Securities

The President and Chief Executive Officer, any Vice Chairman, or any Vice President shall have authority to vote in person or by proxy any of the stock of any other corporation which the Corporation may hold and to execute any and all consents or other documents relating to such stocks.

ARTICLE VII Miscellaneous

1. Fiscal Year

The Board of Directors shall have power to fix, and from time to time change, the fiscal year of the Corporation. Unless otherwise fixed by the Board of Directors, the calendar year shall be the fiscal year.

2. Notices

Any notice required to be given to any shareholder, director or officer under the provisions of these By-Laws or otherwise shall (subject to the provisions of law and of the Certificate of Incorporation of the Corporation) be deemed to be sufficiently given if such notice be written or printed and be deposited in the post office addressed to such shareholder, director or officer at his or her address as the name appears on the books or records of the Corporation, or such notice may be sent by facsimile or delivered in person to such shareholder, director or officer and the mailing of such notice or transmitting of such facsimile or delivery of such notice, as the case may be, shall constitute due and sufficient notice.

3. Waiver of Notice

Any notice required to be given under the provisions of these By-Laws or otherwise may be waived by the shareholder, director or officer to whom such notice is required to be given, either before or after the meeting or action of which notice is waived.

4. Loans

To the extent permitted by law, the Corporation may lend money to, guarantee any obligation of, or otherwise assist, any non-executive officer or other employee of the Corporation or of any subsidiary, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee, or other assistance may be made with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, and may be made upon such other terms and conditions as the Board of Directors may determine.

5. Offices

The Corporation shall maintain a registered office in the State of New Jersey as required by law. The Corporation may also have offices in such other places as the Board of Directors may from time to time appoint or as the business of the Corporation may require.

6. Seal

The seal of the Corporation shall be circular in form and shall have the name of the Corporation on the circumference and the words and numerals “Corporate Seal 1967 New Jersey” in the center.

ARTICLE VIII Emergency By-Laws

1. Operative Event

These Emergency By-Laws, notwithstanding any different provision in the Certificate of Incorporation or By-Laws, shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Corporation conducts its business or customarily holds meetings of the Board of Directors or its shareholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a committee thereof cannot be readily convened for action or other event which creates a state of disaster of sufficient severity to prevent the normal conduct and management of the affairs and business of the Corporation. These Emergency By-Laws shall cease to be operative upon termination of such emergency.

2. Notice of Meeting

During any such emergency, a meeting of the Board of Directors or a committee thereof may be called by any person designated by the Board of Directors as an Executive Officer or by any director. Notice of the time and place of the meeting shall be given by the person calling the meeting to only such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as circumstances permit in the judgment of the person calling the meeting.

3. Quorum

During any such emergency, any two directors in attendance at the meeting shall constitute a quorum, and officers or other persons designated on a list approved by the Board of Directors before the emergency, all in such order or priority and subject to such conditions and for such period of time (not longer than reasonably necessary after the termination of the emergency) as may be provided in the resolution approving the list, shall, to the extent required to constitute a quorum at any meeting of the Board of

Directors during the emergency, be deemed directors for such meeting. If at the time of the emergency the Board of Directors has not approved such a list of persons, then to the extent required to constitute a quorum at any meeting of the Board of Directors during the emergency, the persons designated by the Board of Directors as Executive Officers of the Corporation who are present shall be deemed, in order of rank and within the same rank in order of seniority, directors for such meeting.

4. Lines of Management Succession

During any such emergency, the Board of Directors, either before or during any such emergency, may provide, and from time to time modify, lines of succession in the event that during such an emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties.

5. Office Relocation

The Board of Directors, either before or during any such emergency, may, effective in the emergency, change the principal offices or designate several alternative principal offices or regional offices, or authorize an officer, or officers, so to do.

6. Liability

No officer, director or employee acting in accordance with these Emergency By-Laws shall be liable except for willful misconduct.

7. Repeal or Amendment

These Emergency By-Laws shall be subject to repeal or change by further action of the Board of Directors or by action of the shareholders, but no such repeal or change shall modify the provisions of Section 6 of this Article VIII with regard to action taken prior to the time of such repeal or change. Any amendment of these Emergency By-Laws may make any further or different provision that may be practical and necessary for the circumstances of the emergency.

ARTICLE IX Amendment

The Board of Directors shall have power to make, alter and repeal By-Laws of the Corporation by a vote of a majority of all of the directors at any regular or special meeting of the Board of Directors, provided that notice of the proposed action shall have been given in the notice or waiver of notice of such meeting of the Board of Directors. The By-Laws may be altered or repealed by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon, provided that notice of the proposed alteration or repeal shall have been given in the notice or waiver of notice of such meeting of shareholders.

Certified to be a true copy.

Date	Secretary